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                                                                    EXHIBIT 12.1

                              ASARCO INCORPORATED

  STATEMENT RE COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
      AND COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDEND REQUIREMENTS

                                                 JUNE
                                                 1994       1993       1992      1991       1990       1989
                                               --------   --------   --------   -------   --------   --------
                                                                   (DOLLARS IN THOUSANDS)
NET EARNINGS.................................  $ 31,968   $ 15,619   $(83,091)  $45,957   $135,844   $224,341
  ADJUSTMENTS
     Taxes on Income.........................    14,951    (36,503)   (37,371)    2,199     15,910     56,936
     Equity Earnings, Net of Taxes...........   (16,947)   (27,384)    (2,575)  (10,393)   (36,451)   (40,549)
     Cumulative Effect of Change in
       Accounting Principle..................         0    (86,295)    53,964         0          0          0
     Dividends received from non-consolidated
       associated cos. ......................     4,501      1,676        803     2,078      2,312      1,258
     Total Fixed Charges.....................    30,662     64,359     62,200    62,653     45,962     33,825
     Interest Capitalized....................      (429)    (4,010)    (7,433)  (12,347)    (3,826)    (1,430)
     Capitalized Interest Amortized..........       797      1,629      1,825     1,840      2,363      2,082
                                               --------   --------   --------   -------   --------   --------
EARNINGS.....................................  $ 65,503   $(70,909)  $(11,678)  $91,987   $162,114   $276,463
                                               ========   ========   ========   =======   ========   ========
FIXED CHARGES
     Interest Expense........................  $ 29,001   $ 57,321   $ 51,230   $46,227   $ 38,038   $ 28,942
     Interest Capitalized....................       429      4,010      7,433    12,347      3,826      1,430
     Imputed Interest Expense................     1,232      3,028      3,537     4,079      4,098      3,453
                                               --------   --------   --------   -------   --------   --------
TOTAL FIXED CHARGES..........................  $ 30,662   $ 64,359   $ 62,200   $62,653   $ 45,962   $ 33,825
                                               ========   ========   ========   =======   ========   ========
RATIO OF EARNINGS TO FIXED CHARGES...........       2.1       (1.1)      (0.2)      1.5        3.5        8.2
                                               ========   ========   ========   =======   ========   ========
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